EXHIBIT 107.1 Calculation of Filing Fees FORM S-8 (Form Type) A10 NETWORKS, INC. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1)(2) Proposed Maximum Offering Price Per Share (3) Maximum Aggregate Offering Price (3) Fee Rate Amount of Registration Fee Equity Common Stock, par value $0.00001 per share Rule 457(h) 8,907,898 $13.86 $123,418,926.79 $110.20 per $1,000,000 $13,600.77 Total Offering Amounts $13,600.77 Total Fee Offsets (4) - Net Fee Due $13,600.77 (1) Represents (i) 5,600,000 shares of common stock issuable pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), plus (ii) shares that are subject to stock options or other awards granted under the Company’s 2014 Equity Incentive Plan (the “Prior 2014 Plan”) that cease to be subject to such awards after the effective date of the 2023 Plan for any reason other than the exercise, vesting or settlement thereof and, had the award been granted under the 2023 Plan, would have again become available for grant and issuance in connection with subsequent awards under the terms of the 2023 Plan, up to a maximum of 3,307,898 shares. (2) This Registration Statement also covers an indeterminable number of additional shares of Common Stock as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (3) Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on May 16, 2023. (4) The Registrant does not have any fee offsets.